Exhibit 99.1

News Release

Ritchie Bros. Declares Quarterly Dividend

VANCOUVER, January 28, 2019 – Ritchie Bros. (NYSE and TSX: RBA) announces that its Board of Directors has declared a quarterly cash dividend of US$0.18 per common share, payable on March 8, 2019 to shareholders of record on February 15, 2019. This dividend is considered an eligible dividend for Canadian income tax purposes.

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a multitude of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the Company's selling channels include: Ritchie Bros. Auctioneers, the world's largest industrial auctioneer offering live on site auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing its exclusive IronClad Assurance® equipment condition certification program; Marketplace-E, an online auction marketplace; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about the unprecedented choice provided by Ritchie Bros., visit RitchieBros.com.

For more information, please contact:

Zaheed Mawani

Vice President, Investor Relations

Phone: 1.778.331.5219

Email: zmawani@ritchiebros.com

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